EXHIBIT 10.1

AMENDMENT NO. 3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, AS PREVIOUSLY AMENDED (This “Amendment No. 3) is effective as of this 5th day of April 2019 (the “Effective Date”), between Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”) and Barry M. Faber (“Employee”). SBG and Employee are sometimes individually referred to in this Amendment No. 3 as a “Party” collectively as the “Parties.”
RECITALS
A.    SBG and Employee are parties to that certain Amended and Restated Employment Agreement dated November 11, 2011 (the “Original Agreement).

B.    SBG and Employee previously entered into an Amendment No. 1 to the Original Agreement, effective as of August 28, 2015 (“Amendment No. 1”).

C.    SBG and Employee previously entered into an Amendment No. 2 to the Original Agreement, effective as of March 28, 2017 (“Amendment No. 2” and the Original Agreement as amended by Amendment No. 1 and by Amendment No. 2, the “Agreement”).

D.    The Parties desire to amend the Agreement pursuant to the terms and conditions of this Amendment No. 3. Capitalized terms used in this Amendment No. 3 but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFOR, IN CONSIDERATION OF the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.	Section 1.1 of the Agreement is hereby amended as follows:

a.
by deleting the first sentence thereof and replacing such sentence with the following: “Upon the terms and subject to the other provisions of this Agreement, Employee will be employed by SBG as its President, Distribution and Network Relations.” and

b.
by adding the following clause (c) at the end of such Section: “(c) be responsible for hiring and managing an appropriate distribution/affiliate sales team, including developing a succession plan (with any hiring of a successor candidate to be subject to, and contingent upon, approval of the SBG CEO).

2.
Section 3.1 of the Agreement is amended by adding the following proviso at the end of the second sentence thereof: “; provided, Employee’s salary shall by One Million Dollars ($1,000,000) during calendar year 2019, shall be One Million Twenty Thousand Dollars ($1,020,000) during calendar year

2020, and shall be subject to the discretion of the Compensation Committee of the SBG Board in year 2021 and thereafter.”

3.
Section 4.1(d) of the Agreement is amended by deleting clause (iv) thereof and replacing such deleted clause with the following: “if Employee is no longer SBG’s President, Distribution and Network Relations or no longer reports to SBG’s CEO and the SBG Board.”

4.	Section 4.2 of the Agreement is amended as follows:

a.
By adding the following clause 5 at the end of subsection (a): “5. An amount in cash equal to a good faith calculation by SBG of the value of the Restricted Stock which would have been issued to Employee (as if the Employee had not died) pursuant to Section 9.2 in the year following the year of Employee’s death that was (or would have been) earned for the year of the Employee’s death, plus the bonus contemplated by Section 9.4 if such bonus would, in the reasonable determination of SBG, have been likely to have been earned as a result of distribution agreements negotiated prior to Employee’s death.”

b.
By adding the following clause 5 at the end of subsection (b): “5. An amount in cash equal to a good faith calculation by SBG of the value of the Restricted Stock which would have been issued to Employee (in the absence of Employee’s Disability) pursuant to Section 9.2 in the year following the year in which such Disability occurred for the year in which the Disability occurred, plus the bonus contemplated by Section 9.4 if such bonus would, in the reasonable determination of SBG, have been likely to be have been earned as a result of distribution agreements negotiated prior to Employee’s Disability.”

c.
By adding the following clause 5 at the end of subsection (e): “5. An amount in cash equal to a good faith calculation by SBG of the value of the Restricted Stock which would have been issued to Employee pursuant to Section 9.2 and which was not issued prior to such termination, plus the bonus contemplated by Section 9.4 if not paid prior to such termination.”

5.	Section 5.2(c) of the Agreement shall be amended by deleting clause (ii) thereof, including the proviso to such Section 5.2(c).

6.	A new Section 9 shall be added to the Agreement immediately after Section 8, as follows:
9.    Special Bonuses
9.1.    Cash Bonus. No later than April 12, 2019, Employee shall be paid a cash bonus equal to the amount obtained by multiplying One Hundred Thousand Dollars ($100,000) by the percentage increase (calculated to the tenth of one percent) of net, pro forma distribution revenue growth in 2018 as compared to 2017.
9.2.    Annual Bonuses.
a.    Within five days of the Effective Date of this Amendment No. 3, Employee shall be granted twenty-two thousand, eight hundred fifty-nine (22,859) shares of SBG Restricted Stock.

b.    With respect to each of 2019 and 2020, Employee shall be paid a bonus in the form of SBG Restricted Stock, in each case based on the increase of net pro forma distribution revenue during such year as compared to the immediately preceding year (i.e., 2019 as compared to 2018 and 2020 as compared to 2019). The value of such Restricted Stock due hereunder shall be determined by multiplying the percentage increase (calculated to the tenth of one percent) of net pro forma distribution revenue growth by a dollar amount, which dollar amount shall be Fifty Thousand Dollars ($50,000) with respect to any increase up to and including five percent (5.0%) and One Hundred Fifty Thousand Dollars ($150,000) with respect to any increase in excess of five percent (5.0%). In the event SBG determines in good faith, with such determination being subject to the arbitration provisions set forth in Section 9.2(e) below (a “Determination”) that the annual net pro forma distribution revenue decreases as compared to the immediately prior year in any year commencing in 2019 and with respect to which Employee is employed by SBG for the entire year, SBG shall have the right to cause Employee to, and the Employee shall, forfeit Restricted Stock previously granted pursuant to this Section 9.2(b) which is unvested as of the date of such Determination (with vesting being delayed if the date of the Determination has not yet occurred prior to the next annual vesting date or if any such Determination has occurred, but is under dispute). In the event the Employee has, as of the time of a Determination, no unvested Restricted Stock previously granted pursuant to this Section 9.2(b) or not enough unvested Restricted Stock previously granted pursuant to this Section 9.2(b) to be forfeited to cover the decline, the negative balance remaining shall be deducted (as determined from time to time by SBG in its sole and absolute discretion) from any Restricted Stock to which the Employee may be entitled due to an increase of net pro forma distributions revenue in any subsequent years. No new Restricted Stock shall be issued to Employee until all prior year negative balances have been accounted for. The value of unvested Restricted Stock forfeited and/or Restricted Stock not issued to Employee as the result of a Determination shall be calculated on a “last in first out” basis so as to place Employee in the same position Employee would have been in if negative change in one year were subtracted from the positive change in another year.
c.    For illustrative purposes only, in the event the percentage increase of net pro forma distribution revenue in a year is thirteen and four tenths percent (13.4%), a Restricted Stock bonus equal to One Million Five Hundred Ten Thousand Dollars ($1,510,000) would be paid to the Employee. The value of Restricted Stock to be issued shall be calculated by multiplying Fifty Thousand Dollars ($50,000) times five (5) plus One Hundred Fifty thousand Dollars ($150,000) multiplied by eight and four tenths (8.4) (i.e., the difference between thirteen and four tenths (13.4) and five (5)). In the next year, if the net pro forma distribution revenue decreases by three and two tenths percent (3.2%), Four Hundred Eighty Thousand Dollars ($480,000) of unvested Restricted Stock would be forfeited by Employee, leaving Employee in the position he would have been in had the percentage increase in year one been ten and two tenths percent (10.2%). The value of such forfeiture is calculated by multiplying One Hundred Fifty Thousand Dollars ($150,000) times three and two tenths (3.2). Alternatively, if in the next year if the net pro forma distribution revenue decreases by nine and three tenths percent (9.3%), One Million Three Hundred Five Thousand Dollars ($1,305,000) of unvested Restricted Stock would be forfeited by Employee, leaving Employee in the position he would have been in had the percentage increase in year one been four and one tenth percent (4.1%). The value of the forfeiture is calculated by multiplying One Hundred Fifty Thousand Dollars ($150,000) times eight and four tenths (8.4%) and by multiplying Fifty Thousand Dollars by nine tenths (0.9%) and adding together both results.

d.    Such bonuses shall be paid as promptly as practicable following the end of the applicable year, but no later than March 1st of the following year. Employee shall be entitled to the bonuses contemplated by this Section 9.2 in the event that Employee is continuously employed by SBG from the Effective Date through the earliest of either (a) the last day of the year to which such bonus relates, or (b) the termination of this Agreement pursuant to Sections 4.1(a)(1) (the Employee’s death), 4.1(a)(2) (the employee’s Disability), 4.1(a)(5) (a termination of Employee by SBG without Cause) or 4.1(a)(6) (a termination of employment by Employee for Good Reason) of this Agreement.
e.    SBG and Employee agree to discuss in good faith (i) in the event either party believes that adjustments (up or down) to the amount of the bonuses contemplated hereby are appropriate based on the inclusion or absence of material non-rate terms which impact rates, negotiation impasses, the impact of negotiation of carriage agreements for properties other than television stations currently owned by SBG and Tennis Channel (e.g., Marquee RSN (as defined below) or other regional sports networks) or other special circumstances impacting distribution revenue or (ii) any dispute by Employee as to the calculation of net, pro rata distribution revenue with respect to any year. In the event the parties are not able to reach agreement on the calculation of any bonus to which Employee may be entitled or any forfeiture of any previously granted bonus pursuant to this Section 9.2 after good faith negotiations, the parties agree to submit to binding arbitration, (with the cost of such arbitration to be borne by Sinclair notwithstanding anything to the contrary in contained in Sections 10.1 10.16 or 10.18 of the Agreement) to determine whether or not any such adjustments proposed by either Party will be made.
f.    The Restricted Stock granted hereunder shall be on terms and conditions consistent in all material respects with Employee’s past Restricted Stock grants, including (as recently modified) with respect to non-forfeiture of such Restricted Stock as a result of termination due to retirement; provided, however, if there is (i) a determination by a court of competent jurisdiction, binding arbitration, or an administrative agency (and such determination is no longer subject to an appeal) or (ii) a reasonable determination made in good faith after an analysis of all relevant material by the SBG Chief Executive Officer and such determination has been presented to and ratified by the “independent members” of SBG Board of Directors (as the term “independent members” is defined under the NASDAQ rules and regulations) that Employee engaged in misconduct resulting in a breach of his duty to SBG and its shareholders which was a material cause for the FCC’s decision to designate SBG’s proposed acquisition of Tribune Media for a hearing by an Administrative Law Judge, SBG shall have the right to cause Employee to forfeit any Restricted Stock granted pursuant to Section 9.2(b) which is unvested as of the date of such determination; provided further, however, if SBG causes Employee to forfeit any Restricted Stock pursuant to this Section 9.2(f), this Agreement shall be automatically and immediately amended to reinsert clause (ii) of Section 5.2(c) of this Agreement, including the proviso to such Section 5.2(c), which was previously deleted pursuant to Section 5 of Amendment No. 3 to this Agreement.
g.    For purposes of determining the number of shares of Restricted Stock to be granted pursuant to Section 9.2(b), the shares shall be treated as having a value equal to the average closing price of SBG Common Stock during the five trading days immediately preceding the grant date.
9.3.    Net, Pro Forma Distribution Revenue Calculation.    Gross distribution revenue shall be the sum of all consideration received in exchange for carriage of television station programming streams (e.g., retransmission consent fees received from MVPDs and fees received directly or indirectly from virtual MVPDs) and for carriage of Tennis Channel and net distribution revenue shall be the excess of such amount over reverse retrans fees paid to the networks with which SBG’s stations are affiliated. Such calculations shall be made in good faith by SBG, consistently with respect to the years being calculated and shall be consistent with past practice. Such calculations shall be done on a pro forma basis to take into account any change in television stations covered by SBG’s retransmission consent agreements and shall only include stations with respect to which SBG is legally permitted to, and does in fact, negotiate retransmission consent.
9.4.    Marquee Sports Network Bonus.    So long as the Employee has not been terminated by SBG for Cause under this Agreement, Employee shall be paid within thirty (30) days of the Termination Date (as defined later in this Section 9.4) a cash bonus equal to Seven Hundred Fifty Thousand Dollars ($750,000) in the event that certain Guaranty Agreement, dated February 12, 2019 between Marquee Sports Network, LLC and SBG has been terminated on or before March 31, 2023 (the “Termination Date”) as a result of the satisfaction of the conditions set forth in Section 3(b) of the Guarantee relating to meeting certain goals with respect to distribution fees and the penetration of the regional sports network (“Marquee RSN”) owned by Marquee Sports Network LLC. If, in the reasonable opinion of SBG determined in good faith, the satisfaction of the conditions set forth in Section 3(b) of the Guarantee results primarily from distribution agreements negotiated by the Employee while Employee was employed by SBG, Employee shall not be required to be an employee on the Termination Date to receive the bonus contemplated by this Section 9.4.

7.
The current Section 9 of the Agreement and each subsection thereof shall be re-enumerated as Section 10 and the Sections referenced in Section 10.10 (formerly 9.10) shall be amended to add a reference to Section 10.

8.
Employee agrees to at all times cooperate both during and after Employee’s employment with SBG in good faith and at SBG’s cost with all reasonable requests of SBG relating in any manner to any litigation, government hearings, or internal investigations of the previously proposed acquisition by SBG of Tribune Media and the termination thereof.

9.	Except as expressly modified by this Amendment No. 3, the Agreement shall continue in full force and effect as if set forth specifically herein.

10.
The term “this Agreement” as used in the Agreement, Amendment No. 1, Amendment No. 2, or this Amendment No. 3 shall mean the Original Agreement as amended and modified by the terms of all subsequent amendments and restatements thereof unless the context clearly indicates or dictates a contrary meaning.

11.	This Amendment No. 3 may be executed in two counterparts, both of which when taken together shall constitute one agreement.

(The Signatures of the Parties appear on the Immediately Following Page.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SINCLAIR BROADCAST GROUP, INC.

By:    _/s/ Christopher S. Ripley_
Name:    Christopher S Ripley
Title:    Chief Executive Officer/President

EMPLOYEE

/s/ Barry M. Faber
Barry M. Faber